EXHIBIT 11

                             XECHEM INTERNATIONAL, INC.

                              EARNINGS [LOSS] PER SHARE



                                                              Years ended
                                                              December 31,
                                                          1 9 9 7      1 9 9 6
                                                          -------      -------


Average shares outstanding disregarding dilutive
  stock options and redeemable warrants                93,162,589     7,321,966

Assumed exercise of dilutive stock options and
  redeemable warrants based on the treasury stock
  method using the year end market price                  114,219            --

Assumed conversion of Series C Preferred Stock                 --    20,120,000
                                                       ----------   -----------

  Diluted Shares Outstanding                           93,276,808    27,441,966

  Net [Loss] Available to Common Stockholders         $(5,281,552)  $(3,174,205)
                                                      ===========   ===========

  Diluted [Loss] Per Share                            $      (.06)  $      (.12)
                                                      ===========   ===========

This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although it is contrary to Paragraph 40 of APB No. 15 and to SFAS No. 128 because it produces an antidilutive result.



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